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                                                                     Exhibit 1.3

                              CDF FINANCING, L.L.C.
             DISTRIBUTION FINANCIAL SERVICES FLOORPLAN MASTER TRUST

                            Asset Backed Certificates

                                 TERMS AGREEMENT

                                                                   April 8, 2003

To:      CDF Financing, L.L.C.

Re: Underwriting Agreement dated April 8, 2003 (the "Standard Terms" and, together with this Terms Agreement, the "Agreement").

         Series Designation:  Series 2003-2.

         Terms of the Series 2003-2 Certificates: Distribution Financial Services Floorplan Master Trust, Asset Backed Certificates, Series 2003-2 Class A, Class B and Class C (the "Certificates") will evidence beneficial ownership interests in a pool of Receivables having the characteristics described in the Prospectus Supplement dated the date hereof. Only the Class A and Class B Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

         Registration statement:  File Number 333-84458.

         Certificate Ratings: It is a condition of closing that at the Closing Date the Class A Certificates be rated "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc. ("Fitch") and "Aaa" by Moody's Investors Services Inc. ("Moody's") and that the Class B Certificates be rated "A" by each of S&P and "A2" by Moody's.

         Terms of Sale of Offered Certificates: The Transferor agrees to sell to Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) (the "Underwriters") and the Underwriters each agree, severally and not jointly, to purchase from the Transferor the Offered Certificates in the principal amounts and prices set forth beneath their respective names on
Schedule 1. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 multiplied by the applicable principal amount.

         Closing Date: 10:00 A.M., New York time, on or about April 15, 2003. On the Closing Date, the Transferor will deliver the Offered Certificates to the Underwriters against payment therefor.

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         Underwriter-Provided Information: The Transferor and CDF each acknowledge and agree that the information set forth in (i) the two tables immediately following the first paragraph under the caption "Underwriting" in the Prospectus Supplement dated April 8, 2003 and (ii) the second, third and fourth paragraphs under such caption in such Prospectus Supplement, as such information relates to the Certificates, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Registration Statement, the Prospectus or the Prospectus Supplement, and the Underwriters confirm that such statements are correct.

         Incorporation of the Standard Terms: Each of the provisions of the Standard Terms is incorporated herein by reference in its entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein and each of the representations and warranties set forth therein shall be deemed to have been made on and as of the date of this Terms Agreement, and the Standard Terms and this Terms Agreement shall be construed as, together, one and the same agreement. Without limiting the foregoing, Sections 14 through 17 of the Standard Terms are incorporated herein by reference in their entirety.

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among the Underwriters, CDF Financing, L.L.C. and GE Commercial Distribution Finance Corporation.

                                       Very truly yours,

                                       DEUTSCHE BANK SECURITIES INC.

                                       By: /s/ Christopher D. Davis
                                           ------------------------
                                           Name:  Christopher D. Davis
                                           Title: Director

                                       By: /s/ James P. Murphy
                                           --------------------
                                           Name:  James P. Murphy
                                           Title: Vice President

                                       Acting on behalf of itself and as the
                                       Representative of the Underwriters named herein.

Accepted in New York, New York,
as of the date hereof:

CDF FINANCING, L.L.C.

By: /s/ Cristina M. Harter
    ----------------------
    Name:  Cristina M. Harter
    Title: Manager

GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

By: /s/ Walter D. Bay
    -----------------
    Name:  Walter D. Bay
    Title: Attesting Secretary

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                                   Schedule 1

                                                            APPROXIMATE      APPROXIMATE        APPROXIMATE         APPROXIMATE
                                                              AMOUNT           AMOUNT             AMOUNT              AMOUNT
                                                           UNDERWRITTEN     UNDERWRITTEN BY    UNDERWRITTEN        UNDERWRITTEN
                              INITIAL        PURCHASE      BY DEUTSCHE       J.P. MORGAN        BY BANC ONE        BY CITIGROUP
                             PRINCIPAL        PRICE           BANK            SECURITIES          CAPITAL             GLOBAL
 CLASS    INTEREST RATE      AMOUNT (1)     PERCENTAGE    SECURITIES INC.         INC.         MARKETS, INC.       MARKETS INC.
 -----    -------------      ---------      ----------    ---------------   ---------------    -------------       -------------
Class A  LIBOR plus 0.10%  $ 955,000,000      99.825%      $ 311,000,000     $ 311,000,000     $ 166,500,000       $ 166,500,000
Class B  LIBOR plus 0.47%  $  30,000,000      99.800%      $  15,000,000     $  15,000,000     $           0       $           0
                           -------------                   -------------     -------------     -------------       -------------

Total                      $ 985,000,000                   $ 326,000,000     $ 326,000,000     $ 166,500,000       $ 166,500,000
                           =============                   =============     =============     =============       =============

         (1)      Approximate.